Exhibit 99.1

Press Release
Bakersfield, CA                                                      March 5, 2010                                       NYSE AMEX-TIV

Tri-Valley Corporation (NYSE AMEX-TIV) announced the completion of its management succession plan set up in 2008. As such, G. Thomas Gamble, 48, formerly vice chairman of the board of directors, has become chairman and Maston N. Cunningham, 57, has become chief executive officer of the parent company, its five operating subsidiaries and executive of the managing partner of the company's two limited partnerships. They succeed F. Lynn Blystone, 74, who previously held all those positions during his 29 year career with the company and has now retired.

"I am particularly comfortable and confident with this leadership whose experience and skill sets have been tested during some of the very toughest economic and industry times in many decades. I believe the assembled teams under their leadership will continue to build value in Tri-Valley shares and the established asset platform," said Blystone who remains a substantial shareholder and project investor.

Mr. Gamble presently owns and operates a vineyard and wine business in Napa Valley, California. He is successful businessman and investor in a variety of enterprises with a major part of his portfolio in the petroleum and mineral exploration and production business in California and Alaska.

Mr. Cunningham, a CPA, had a 22 year career as an executive with Occidental Petroleum in the U.S., Pakistan, Peru, and his final post as president and general manager of Occidental of Ecuador before taking early retirement.

Tri-Valley is a publicly traded petroleum and mineral exploration company. It produces oil in California's Ventura and San Joaquin Valley basins and natural gas in the Sacramento River Delta. In Alaska it has two large gold exploration projects and a high grade calcium carbonate quarry. It owns Great Valley Drilling Company LLC with a geothermal / petroleum drilling rig in Fallon, Nevada and Great Valley Production Company with oil field facilities and a fleet of portable steam generators.

This press release contains forward-looking statements that involve risks and uncertainties. Actual results, events and performance could vary materially from those contemplated by these forward-looking statements which include such words and phrases as exploratory, wildcat, prospect, speculates, unproved, prospective, very, large, expect, potential, etc. Among the factors that could cause actual results, events and performance to differ materially are risks and uncertainties discussed in the company's quarterly report on Form 10-Q for the quarter ended September 30, 2009, and the annual report on Form 10-K for the year ended December 31, 2008.